Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-208964) of our report dated June 28, 2016 with respect to the 2015 statements of net assets available for benefits and changes in net assets available for benefits of AECOM Retirement & Savings Plan in the Annual Report Form (11-K) as of and for the year ended December 31, 2015.

/s/ Vasquez & Company LLP

Los Angeles, California

August 11, 2016